                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CORAL SYSTEMS, INC.


         CORAL SYSTEMS, INC., a corporation organized and existing under the laws of the state of Delaware (the "Corporation") hereby certifies that:

         FIRST:     The name of the Corporation is Coral Systems, Inc.

         SECOND:    The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 6, 1995.

         THIRD:     The Amended and Restated Certificate of Incorporation of the
Corporation as provided in Exhibit A hereto was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the corporation.

         FOURTH:    Pursuant to Section 245 of the Delaware General Corporation
Law, approval of the stockholders of the corporation has been obtained.

         FIFTH:     The Amended and Restated Certificate of Incorporation so
adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

         IN WITNESS WHEREOF, said Coral Systems, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by its President, Chief Executive Officer and Chairman of the Board, Eric A. Johnson, and its Secretary, Howard Kaushansky, this _____ day of _______________, 1996.

                                        CORAL SYSTEMS, INC.


                                        By
                                           -------------------------------------
                                           Eric A. Johnson

ATTEST:


--------------------------
Howard Kaushansky

                                                               EXHIBIT 3(i)2

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                              CORAL SYSTEMS, INC.


                                     I.

         The name of this corporation is Coral Systems, Inc.

                                     II.

         The address of the registered office of the Corporation in the State of Delaware is:

                          The Corporation Trust Company
                          1209 Orange Street
                          Wilmington, DE  19801
                          County of New Castle


                                    III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.


                                     IV.

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is thirty million (30,000,000) shares, (i) twenty-five million (25,000,000) shares of which shall be Common Stock (the "Common Stock"), five million (5,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock and the Preferred Stock shall have a par value of one-tenth of one cent ($.001).

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                     V.

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A.
                 1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
         Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                 3. Subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the "Voting Stock").

                 4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

         B.
                 1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                 2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                 3. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and following the closing of the Initial Public Offering, no action shall be taken by the stockholders by written consent.

                 4. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

                 5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                 6. At all meetings of stockholders, one-third of the votes entitled to be cast on any matter by each voting group to vote on a matter, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter.

                 7. Except as provided by law, no stockholder of the Corporation shall have any preemptive or, unless expressly agreed to in writing by the Corporation, any other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.


                                     VI.

         A. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

         B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                        VII.

         A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, following the Initial Public Offering the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII (other than any amendment of such Articles in connection with a restatement of the Certificate of Incorporation).